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                             SHEARMAN & STERLING LLP

                       Commerce Court West, 199 Bay Street
                            P.O. Box 247, Suite 4405
                                Toronto, Ontario
                                 Canada M5L 1E8
                                 (416) 360-8484
                              (416) 360-2958 (fax)

February 24, 2004

IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario L5K 1B1


                                IMAX Corporation

Ladies and Gentlemen:

          We have acted as special United States counsel to IMAX Corporation, a Canadian corporation (the "Company"), in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the exchange offer, as set forth in the prospectus contained in the Registration Statement (the "Prospectus"), by the Company of up to $160,000,000 aggregate principal amount of its 9 5/8% Senior Notes due 2010 (the "Registered Notes") in exchange for its outstanding
9 5/8% Senior Notes due 2010 issued on December 4, 2003. Any defined term used and not defined herein has the meaning given to it in the Registration Statement.

          Based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption "Certain Federal Income Tax Considerations -- U.S. Federal Income Tax Considerations" is our opinion of the material United States federal income tax consequences of the exchange offer and the ownership of the Registered Notes under currently applicable law.

          Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

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          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Considerations -- U.S. Federal Income Tax Considerations" in the Prospectus.

                                            Very truly yours,

                                            /s/ Shearman & Sterling LLP